UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549




FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   Tom Ward
   c/o Exabyte Corporation
   1685 38th Street
   Boulder, CO  80301

2. Date of Event Requiring Statement (Month/Day/Year)
   06/03/2002

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol
   Exabyte Corporation
   EXBT

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer

6. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common                                     |     88,800           |    D           |                                               |
___________________________________________________________________________________________________________________________________|







___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Common (Right to buy)   |See Note1|06/03/12 |   Common              |3,000,000|See Note 3|   D         |                           |
Common (Right to buy)   |See Note2|06/03/12 |   Common              |4,000,000|See Note 3|   D         |                           |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

NOTE 1: Stock Option vests as to 2% per month until December 30, 2005, at which time it becomes 100% vested. Stock Option is subject to approval by the Company's stockholders.
NOTE 2: Stock Option vests fully on June 5, 2007, with the ability to accelerate vesting upon the satisfaction of certain performance-based goals. Stock Option is subject to approval by the Company's stockholders.
NOTE 3: Exercise price is to be set on the date that the Company's stockholders approve such options.


SIGNATURE OF REPORTING PERSON

/s/  Tom Ward
-----------------------------

DATE

June 13, 2002
-----------------------------